Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------

                Computation of ratio of earnings to fixed charges
                        and preferred securities dividend
                          (in thousands, except ratios)

                                                               Twelve-month
                                                               period ended
                                                             December 31,2001
                                                             ----------------
Net income..............................................         $ 52,277
                                                                   ------
Fixed Charges
      Audit Fees........................................               20
      Trustee Fees......................................              121.50
      Administrative and Consulting Fees................            1,082.56
                                                                    --------
Total Fixed Charges.....................................            1,224.06
                                                                    --------
Earnings before fixed charges...........................         $ 53,501.06
                                                                   =========
Fixed charges, as above.................................            1,224.06
                                                                    --------
Preferred securities dividend...........................            38,690
                                                                    ------
Fixed charges including preferred securities dividends..         $ 39,914.06
                                                                   =========
Ratio of earnings to fixed charges
and preferred securities dividend.......................             1.34
                                                                     ====